Filed pursuant to Rule 424(b)(3)

Registration No. 333-122440

Prospectus Supplement No. 2

To Prospectus dated May 2, 2005

ISOLAGEN, INC.

$90,000,000 3.5% Convertible Subordinated Notes due November 1, 2024

and the common stock issuable upon conversion of the notes

In November 2004, we issued and sold $90,000,000 aggregate principal amount of our 3.5% Convertible Subordinated Notes Due 2024 in a private offering. This prospectus relates to the resale by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus dated May 2, 2005, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 9, 2006.

The information in the table appearing under the heading “Selling Securityholders” beginning on page 49 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus, and by superceding the information below with respect to persons previously listed in the prospectus.

The following table sets forth certain information as of the date hereof, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes registered pursuant to this prospectus is based on a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by the prospectus. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information furnished to us by the selling securityholders will be set forth in prospectus supplements to the extent required.

Name	Principal amount of notes owned prior to this offering and being offering for resale under this prospectus	Percentage of outstanding notes owned prior to this offering	Shares of common stock owned prior this offering(1)	Percentage of common stock owned prior to this offering(2)	Conversion shares being offered for resale under this prospectus(3)
Citadel Equity Fund Ltd. (4)	$3,000,000	3.3%	327,600	1.1%	327,600
Perceptive Life Sciences Master Fund, Ltd.	$7,844,000	8.7%	1,054,271	3.4%	856,566
The Northwestern Mutual Life Insurance Company – General Account (4)	$3,300,000	3.7%	360,361	1.2%	360,361
The Northwestern Mutual Life Insurance Company – Group Annuity Separate Account (4)	$200,000	*	21,841	*	21,841
Credit Suisse Securities LLC (5)	$9,100,000	10.1%	993,721	3.2%	993,721

*              Less than one percent of the notes or common stock outstanding, as applicable.

(1)           Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.”

(2)           Calculated based on Rule 13d-3 of the Exchange Act using 30,260,383 shares of common stock outstanding on January 31, 2006. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes and other convertible securities. However, we did not assume the conversion of any other holder’s notes or other convertible securities.

(3)           Consists of shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 109.2001 shares of common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. The conversion rate is subject to adjustment as described under “Description of Notes—Conversion Rights.”

(4)           The selling securityholder is an affiliate of a broker-dealer. The selling securityholder received the notes in the ordinary course of business and to our knowledge, at the time of receipt, they had not agreed, directly or indirectly, to engage in a distribution of the notes.

(5)           The selling securityholder is a broker dealer, and is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act.